UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report:  December 9, 2004

Date of earliest event reported:  December 3, 2004

NORTHWEST AIRLINES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23642	41-1905580
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 Lone Oak Parkway Eagan Minnesota		55121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(612) 726-2111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2{b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On December 3, 2004, Northwest Airlines, Inc. (“Northwest”), the principal operating subsidiary of Northwest Airlines Corporation (the “Company”), entered into a Management Compensation Agreement with Barry P. Simon, Executive Vice President & General Counsel, who joined Northwest on October 20, 2004.  The agreement provides for an annual base salary of $425,000, which was reduced by 15% to a new base salary of $361,250 in connection with labor cost reductions recently implemented for the Company’s pilots and management employees.  The agreement also provides for the payment of a sign-on bonus in the amount of $240,000 (with a re-payment obligation by Mr. Simon if he does not remain employed by Northwest for at least three years), and participation in Northwest’s compensation and benefit programs at specified levels.  Mr. Simon will receive lifetime positive-space travel privileges on Northwest for himself, his spouse and dependent children if he remains employed by Northwest for at least three years.  He will also participate in Northwest’s Supplemental Executive Retirement Plan (the “SERP”), under which he will be granted over a five-year period beginning November 1, 2004 two additional pay credits for each pay credit he is entitled to receive under Northwest’s salaried pension plan.  Vested benefits under the SERP are payable in a lump-sum cash payment.

The agreement has no set term and Mr. Simon’s employment is terminable by either party for any reason upon thirty days written notice.  If Mr. Simon’s employment is terminated by Northwest other than for “cause” (as defined in the agreement) or by Mr. Simon for “good reason” (as defined in the agreement), Mr. Simon will receive a severance payment equal to $680,000 and he and his spouse and dependent children will receive continued coverage under the Company’s life insurance, medical and dental plans for two years.  In addition, the agreement contains a non-compete provision that is effective for one year following termination of Mr. Simon’s employment with Northwest.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST AIRLINES CORPORATION

	By:	/s/ Michael L. Miller
Michael L. Miller
Vice President, Law and Secretary

Dated: December 9, 2004